FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-19

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]

Sent: Thursday, September 20, 2018 3:08 PM

Subject: BMARK 2018-B6 Final Pricing Details (Public)

BMARK 2018-B6 Final Pricing Details (Public)

$1,000.201mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:	Citigroup, J.P. Morgan, and Deutsche Bank Securities
Co-Manager:	Drexel Hamilton & The Williams Capital Group

Class	S&P/Fitch/DBRS	Size($mm)	WAL(yr)	Spread	Coupon	Yield	Price
A-1	AAA(sf)/AAAsf/AAA(sf)	19.640	2.66	S+25	3.288	3.278	99.99858
A-2	AAA(sf)/AAAsf/AAA(sf)	159.660	4.84	S+45	4.203	3.530	102.99848
A-3	AAA(sf)/AAAsf/AAA(sf)	265.000	9.64	S+76	3.995	3.889	100.99848
A-4	AAA(sf)/AAAsf/AAA(sf)	305.239	9.82	S+78	4.261	3.912	102.99360
A-AB	AAA(sf)/AAAsf/AAA(sf)	32.741	7.29	S+61	4.170	3.711	102.99627
A-S	NR/AAAsf/AAA(sf)	128.518	9.90	S+96	4.441	4.094	102.99794
B	NR/AA-sf/AA(sf)	46.099	9.92	S+115	4.774	4.284	103.09241
C	NR/A-sf/A(sf)	43.304	9.92	S+150	4.774	4.634	100.31048

Collateral Summary
Initial Pool Balance:	$1,147.030mm
Number of Mortgage Loans:	55
Number of Mortgaged Properties:	211
Average Cut-off Date Mortgage Loan Balance:	$20.855mm
Weighted Average Mortgage Interest Rate:	4.63573%
Weighted Average Remaining Term to Maturity/ARD (months):	109
Weighted Average Remaining Amortization Term (months):	354
Weighted Average Cut-off Date LTV Ratio:	56.1%
Weighted Average Maturity Date/ARD LTV Ratio:	53.0%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.15x
Weighted Average Debt Yield on Underwritten NOI:	11.6%
% of Mortgaged Properties with Single Tenants:	24.6%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	29.7%

Property Type:	46.7% Office, 19.1% Retail, 11.7% Multifamily, 10.4% Hospitality, 8.3% Industrial

Top 5 States:	18.9% CA, 17.1% FL, 15.0% NY, 6.9% WA, 4.2% GA

Risk Retention:	L-Shape

Master Servicer:	KeyBank National Association
Special Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Operating Advisor:	Park Bridge Lender Services LLC
Controlling Class Rep:	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Closing:	October 9, 2018

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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